As filed with the Securities and Exchange Commission on February 23, 2009

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSON

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

YTB INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2181181
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization

1901 East Edwardsville Road
Wood River, Illinois 62095

(Address of Principal Executive Offices)

YTB International, Inc. TSO Stock Purchase Plan

(Full title of the plans)

J. Scott Tomer
Chief Executive Officer
YTB International, Inc.
1901 East Edwardsville Road
Wood River, Illinois 62095
Tel:  (618) 655-9477

Copy to:
David W. Braswell, Esq.
Joseph S. von Kaenel, Esq.
Armstrong Teasdale, LLP
One Metropolitan Square, Suite 2600
St. Louis, Missouri 63102
Tel:  314-621-5070;   Fax:  314-621-5065

(Name, address and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the registrant’s TSO Stock Purchase Plan	7,500,000 shares	$0.25	$1,875,000	$73.69
Class B Common Stock, $0.001 par value per share, reserved for issuance pursuant to the registrant’s TSO Stock Purchase Plan	7,500,000 shares	$0.25	$1,875,000	$73.69
Total	15,000,000 shares	$0.25	$3,750,000	$147.38
(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s Class A Common Stock as quoted by the Over-the-Counter-Bulletin Board on February 20, 2009.

EXPLANATORY STATEMENT

This Form S-8 Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) by YTB International, Inc., a Delaware corporation (the “Company”), in order to register 7,500,000 shares of the Company’s Class A Common Stock, par value $0.001 per share, and 7,500,000 shares of the Company’s Class B Common Stock, par value $0.001 per share, issuable to the Company’s Travel Site Owners pursuant to the Company’s TSO Stock Purchase Plan (the “Plan”) and upon the exercise of options to be granted under the Plan.  The Plan, a copy of which is filed as an exhibit hereto, was adopted on January 26, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference:

•
Our Annual Report on Form 10-KSB for the year ended December 31, 2007, filed on March 31, 2008, including information incorporated by reference from our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders filed on April 29, 2008.

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, filed with the SEC on May 15, 2008, November 14, 2008 and August 14, 2008, respectively.

•
Our Current Reports on Form 8-K filed with the SEC on January 10, 16, 30 and 31, 2008, February 6, 8, 14, 21 and 28, 2008, March 5, 6, 14 and 24, 2008, April 1, 7, 17, 18 and 30, 2008, May 2, 13 and 16, 2008, June 19 and 30, 2008, July 15, 2008, August 5, 11 and 15, 2008, September 5, 2008, October 3, 2008, November 12, 17, 19 and 26, 2008 December 10, 12, and 22, 2008, and January 14, 2009.

•
The description of our Class A Common Stock and Class B Common Stock which is contained in the Company’s registration statement on Form 8-A filed with the Commission on July 31, 2007, pursuant to Section 12(g) of the Exchange Act.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful.  In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extend that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

In addition, our Certificate of Incorporation eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as Exhibits hereto:

Exhibit No.	Description of Exhibit

4.1	YTB International, Inc. TSO Stock Purchase Plan

5.1	Opinion of Armstrong Teasdale LLP

23.1	Consent of UHY LLP, independent registered public accounting firm

23.2	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1)

24.1	Power of Attorney of directors and certain officers of the Company (included in Signature Page)

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood River, State of Illinois, on February 23, 2009.

YTB INTERNATIONAL, INC.

By:	/s/ John D. Clagg
John D. Clagg Chief Financial Officer and Treasurer

POWER OF ATTORNEY

We, the undersigned officers and directors of YTB International, Inc., hereby severally constitute and appoint J. Scott Tomer and John D. Clagg, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign YTB International, Inc.’s registration statement on Form S-8, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. Scott Tomer
J. Scott Tomer	Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2009
/s/ John D. Clagg
John D. Clagg	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 23, 2009
/s/ Lou Brock
Lou Brock	Director	February 23, 2009

/s/ Paul A. Hemings
Paul A. Hemings	Director	February 23, 2009

/s/ Timothy Kaiser, M.D.
Timothy Kaiser, M.D.	Director	February 23, 2009

/s/ Harold L. Kestenbaum, Esq.
Harold L. Kestenbaum, Esq.	Director	February 23, 2009

/s/ J. Kim Sorensen
J. Kim Sorensen	Director	February 23, 2009

/s/ J. Lloyd Tomer
J. Lloyd Tomer	Director	February 23, 2009

/s/ Andrew Wilder
Andrew Wilder	Director	February 23, 2009

/s/ Clay Winfield
Clay Winfield	Director	February 23, 2009

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INDEX TO EXHBITS

Exhibit No.	Description of Exhibit
4.1	YTB International, Inc. TSO Stock Purchase Plan

5.1	Opinion of Armstrong Teasdale LLP

23.1	Consent of UHY LLP, independent registered public accounting firm

23.2	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1)

24.1	Power of Attorney of directors and certain officers of the Company (included in Signature Page)

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